As filed with the Securities and Exchange Commission on October 11, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Yum China Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-2421743
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7100 Corporate Drive Plano, Texas 75024 United States of America	16/F Two Grand Gateway 3 Hong Qiao Road Shanghai 200030 People’s Republic of China
(Address, including zip code, of Principal Executive Offices)

Yum China Holdings, Inc. Long Term Incentive Plan
(Full title of the plan)

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

(Name and address of agent for service)

(302) 658-7581
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	45,000,000 shares	$5.405	$243,225,000	$28,189.78

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the registrant.

(2)

In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price and have been estimated solely for the purpose of calculating the registration fee based on the estimated book value of the common stock on October 31, 2016, the date on which all of the outstanding  shares of the registrant are to be distributed by Yum! Brands, Inc.  The book value per share was calculated based on the book value of the registrant as of the most recent practicable date and the distribution ratio of one share of Yum China Holdings, Inc. common stock for every share of Yum! Brands, Inc. common stock, applied to the estimated number of shares of Yum! Brands, Inc. common stock outstanding as of October 19, 2016, the record date for the distribution.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Yum China Holdings, Inc. (the “Company” or the “registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)  the Company’s effective registration statement on Form 10, as filed with the Commission on October 6, 2016; and

(b)  the description of the Company’s common stock provided under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Form 10, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any such document or portion thereof deemed to be furnished to, and not filed with, the Commission in accordance with the Commission’s rules), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such document.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions described by Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation will include such an exculpation provision. The Company’s amended and restated certificate of incorporation and amended and restated bylaws will include provisions that require the Company to indemnify, to the fullest extent allowable under the DGCL, directors or officers for monetary damages for actions taken as a director or officer of the Company or while serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Company’s amended and restated certificate of incorporation will also provide that the Company must, subject to certain conditions, advance reasonable expenses to its directors and officers. The Company’s amended and restated certificate of incorporation will expressly authorize the Company to carry directors’ and officers’ insurance to protect the Company and its directors, officers, employees and agents from certain liabilities.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which is incorporated herein by reference.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)                     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, by-laws or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended,  the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, People’s Republic of China, on October 11, 2016.

Yum China Holdings, Inc.

By:	/s/ MICKY PANT
	Name:	Micky Pant
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 11, 2016.

Signature	Title

/s/ MICKY PANT
Micky Pant	Chief Executive Officer (principal executive officer)

/s/ TED STEDEM
Ted Stedem	Chief Financial Officer (principal financial officer)

/s/ PAUL HILL
Paul Hill	Controller (principal accounting officer)

/s/ MONICA PLYMALE
Monica Plymale	Director

/s/ JEFFREY STEARMAN
Jeffrey Stearman	Director

EXHIBIT INDEX

Exhibit No.	Description

3.1

Form of Amended and Restated Certificate of Incorporation of Yum China Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Yum China Holdings, Inc.’s Registration Statement on Form 10, filed August 31, 2016)

3.2	Form of Amended and Restated Bylaws of Yum China Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Yum China Holdings, Inc.’s Registration Statement on Form 10, filed August 31, 2016)

4.1	Yum China Holdings, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.7 to Yum China Holdings, Inc.’s Registration Statement on Form 10, filed September 16, 2016)

4.2	Form of Yum China Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.9 to Yum China Holdings, Inc.’s Registration Statement on Form 10, filed September 16, 2016)

4.3	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.10 to Yum China Holdings, Inc.’s Registration Statement on Form 10, filed September 16, 2016)

4.4

Form of Rights Agreement between Yum China Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to Yum China Holdings,  Inc.’s Registration Statement on Form 10, filed September 27, 2016)

4.5	Form of Certificate of Designations of Preferred Stock (incorporated by reference to Exhibit 4.2 to Yum China Holdings, Inc.’s Registration Statement on Form 10, filed September 27, 2016)

5.1	Opinion of Mayer Brown LLP*

23.1	Consent of Mayer Brown LLP (included in Exhibit 5.1 above)

23.2	Consent of KPMG Huazhen LLP*

*                                         Filed herewith.